Exhibit 10.4

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

RESEARCH COLLABORATION AGREEMENT

This Research Collaboration Agreement (the “Agreement”) having an Effective Date of March 1st, 2014, is made between the Friedrich Miescher Institute for Biomedical Research (“FMI”) located at Maulbeerstrasse 66, 4058 Basel, Switzerland, (Principal Investigator Dr. Botond Roska), and GenSight Biologics, located at 89 Rue du Fbg Saint Antoine, 75011 Paris, France (“GenSight”), (Principal Investigator Dr. Didier Pruneau), under the following terms and conditions.

1.	Research Project. FMI and GenSight (the “Parties”) desire to undertake collaborative research activities for the purpose of to be completed by FMI Towards this goal FMI and GenSight will exchange material and know-how. The project will be conducted at the Roska Lab of the FMI by Dr. Tamas Szikra. GenSight shall contribute to said research work by subvention to FMI following GenSight’s receipt of an invoice. GenSight contribution will be done according to the following scheme:

•	Issuance of credit payment to FMI for subvention of research work in March 2014: 111,240 EUR.

•	Issuance of credit payment to FMI for subvention of research work in March 2015: 111,240 EUR.

•	Issuance of credit payment to FMI for subvention of research work in March 2016: 111,240 EUR.

2.	Transfer of Materials and Information Among Parties. Biological and other research materials, as hereinafter defined, may be transferred between FMI and GenSight in connection with the Research Project. The following terms shall govern any transfer of materials pursuant to the Research Project.

a.	In General. It is expected that materials developed outside the course of the Research Project will be exchanged between GenSight and FMI. In addition, other materials developed during the course of the Research Project may be transferred between the Parties, as agreed upon by the aforementioned principal investigators, as part of the Research Project under the terms of this Agreement. The original research material provided by FMI and any progeny and unmodified derivatives and any additional materials transferred between the Parties under this paragraph 2a shall be owned solely by FMI (“FMI Materials”). The original research material provided by GenSight and any progeny and unmodified derivatives and any additional materials transferred between the Parties under this Paragraph 2a shall be owned solely by the Institution (“GenSight Materials”). Materials developed jointly by researchers at FMI and GenSight in the course of the Research Project will be owned jointly by GenSight and FMI (“Jointly Developed Materials”). All such materials are sometimes hereinafter referred to as Research Materials, singly or collectively.

b.	Research Materials. All Research Materials transferred in connection with the Research Project are experimental in nature and shall be used with prudence and appropriate caution, since not all of their characteristics are known. ALL RESEARCH MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. A Party providing its Research Materials (the “Provider”) makes no representation or warranty to the receiving party (the “Recipient”) that the use of such Research Materials will not infringe any patent or other proprietary right. However, FMI, to the best of its knowledge and experience, represents and warrants to GenSight that there are no rights or obligations owed by FMI to any third party that may restrict or impair GenSight’s use of the FMI Materials as contemplated by this Agreement

Novartis Pharma AG has certain rights in Research Results developed by FMI under the Research and Proprietary Rights Agreement (RPRA), effective as of January 1, 2012.

c.	Legal Title; Use. Legal title to any Research Materials transferred hereunder shall be unaffected by this Agreement or the transfer made hereunder. GenSight will use FMI Materials only in work done in the course of the Research Project, and only in the laboratory of GenSight’s Principal Investigator in research by laboratory personnel under that Principal Investigator’s immediate and direct control. In addition, during the term of the Research Project, any Jointly Developed Materials will not be used by the Parties other than in the Research Project.

d.	Limitations. Research Materials transferred under this Agreement are provided only for use in animals or in vitro. Research Materials transferred under this Agreement will not be used in humans, including for purposes of diagnostic testing. Any use of Research Materials by the transferee, other than in accordance with this paragraph 2, is a material breach of this Agreement for purposes for the termination provisions of paragraph 8, below.

e.	Recipient Rights in Transferred Materials. The transfer of Materials between FMI and GenSight gives the Recipient no rights in such material other than those specifically set forth in this Agreement.

3.

Confidentiality. Subject to paragraph 5, below, during the term of this Agreement and for a period of five years thereafter, Recipient shall cause all information that is disclosed to it by Provider in connection with the Research Project and that is identified in writing as confidential by Provider (“Confidential Information”), to be treated according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as Recipient treats similar information of its own. Confidential Information does not include information that (i) is or later becomes available to the public through no fault of Recipient or its representative; (ii) is obtained from a third party who had the legal right to disclose the information; (iii) as of the date of disclosure, is already in the possession of Recipient (and such prior possession can be properly demonstrated by Recipient); (iv) is required to be disclosed by law, government regulation, rule, act or court order (but only to the extent so required); or (v) is independently developed by Recipient (and such independent development can be properly demonstrated by Recipient).

4.	Results of Research Project.

a.	In General. Each Party will submit the research results obtained from its work in connection with the Research Project to the other Party. Information shared in accordance with this paragraph shall be treated as Confidential Information by the Recipient (even if not identified as Confidential Information by Provider) and shall be handled by Recipient in accordance with the procedures set forth in paragraph 3, above. Each Party and its Affiliates shall have an unrestricted right to use for its own internal non-commercial research purposes all research results, including without limitation any Sole Invention of any Party and any Joint Invention (as such terms are defined below), obtained from the Research Project.

b. Inventions. For the purpose of determining ownership under this paragraph, inventorship of Inventions will be determined in accordance with principles of U.S. patent law. An “Invention” is any invention or discovery, whether patentable or non-patentable, or copyrightable or non-copyrightable, that is conceived or reduced to practice in the course of and during the performance of the Research Project by at least Dr. Tamas Szikra. In the case of a non-patentable Invention, inventorship will be determined under such principles by treating such Invention as if it were patentable. Subject to paragraph 2a, if an Invention is made by one or more inventors all of whom are required to assign rights in the Invention to a single Party (a “Sole Invention”), the Sole Invention shall be the property of that Party. If an Invention is made by more than one inventor, and at least one inventor is required to assign rights in the Invention to FMI and at least one inventor is required to assign rights in the Invention to GenSight, the Invention shall be jointly owned by the Parties who are assigned rights in the Invention (a “Joint Invention”). GenSight and FMI may pursue joint patent protection of Joint Inventions. If either Party chooses not to file a patent application, it may relinquish its rights to the other Party. Thereafter, the other Party may file the patent application in its own name, and at its own expense. In any event, the relinquishing Party and its Affiliates shall retain all research use licenses granted herein. “Affiliates” shall mean any entity or subsidiary which controls a Party. For purposes of this definition, “control” or “controlled” shall mean ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the US, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

c.	Options and Rights of Novartis. Under conditions detailed in and in line with the RPRA, Novartis Pharma AG and Affiliates, shall have an option to obtain at the sole discretion of Novartis Pharma AG, a worldwide, non exclusive license with the right to grant sub licenses to Affiliates of Novartis Pharma AG to make, have made use and sell any FMI Sole Inventions or the FMI share of any Joint Inventions.

d.	Options and Rights of Gensight Biologics.

Gensight Biologics shall have an option to obtain at its sole discretion a worldwide, non exclusive license with the right to grant sub licenses to its Affiliates to make, have made use and sell any FMI Sole Inventions.

In case Novartis Pharma AG does not exercise its option (according to paragraph c) to obtain a worldwide, non exclusive license on any FMI Sole Inventions, then Gensight Biologics shall have an option to obtain at its sole discretion a worldwide, exclusive license with the right to grant sub licenses to its Affiliates to make, have made use and sell any FMI Sole Inventions.

e.	Reports

Annual report will be provided to GenSight of study progress, publications and patents submission on the anniversary date.

5.	Publication. The Parties will consult with one another about how best to manage external publications of collaborative work and will cooperate in coordinating external presentations of any research results obtained under this Agreement. Authorship of results of the Research Project will be determined in accordance with academic standards and custom. Proper acknowledgement will be made for the contributions of each Party to the research results being published. If a proposed publication is not a joint publication, the Party wishing to make the publication shall provide a copy of the manuscript or abstract to the other Party at least [**] days prior to submission of the manuscript or abstract for publication in order to allow the other Party an opportunity to protect proprietary information or intellectual property that might be disclosed by the manuscript or abstract. In addition, a Party will not publish Confidential Information received from the other Party without such other Party’s prior written consent.

6.	Responsibilities of the Parties. Except to the extent prohibited by law, each Party is responsible and liable to the other Party only for its own acts and omissions, and the acts and omissions of its trustees, directors, officers, employees, and agents, relating to the Research Project or to any Research Materials that have been transferred to it in connection with the Research Project. The Parties agree to indemnify and hold each other and its respective trustees, directors, officers, employees, and agents harmless from any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including without limitation, reasonable attorneys’ fees) (collectively, “Claims”) resulting from the other Parties acts or omissions, or those of its trustees, directors, officers, employees, or agents, under, arising out of or otherwise related to this Agreement, the Research Project or the Research Materials transferred in connection with the Research Project, except to the extent such Claim arises out of the gross negligence or intentional wrongdoing of the Party seeking indemnification or that of its trustees, directors, officers, employees or agents.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

7.	Compliance with Laws and Regulations. All research done in connection with the Research Project, including all use of Research Materials transferred hereunder, will be done in compliance with all laws, governmental regulations and guidelines.

8.	Term of Agreement: Duration of Research Project. This Agreement shall go into effect on the Effective Date. This Agreement shall continue in effect until February 28th, 2017. In the event of a material breach of this Agreement by a Party, the non-breaching Party may terminate the Research Project and this Agreement following 15 days’ written notice to the other Party and failure to cure the breach by the breaching Party during such 15 day period. If the Research Project and this Agreement are terminated, GenSight Materials and Confidential Information received pursuant to this Agreement by FMI shall, at the request of GenSight, be returned to GenSight or properly destroyed. The terms of paragraphs 2, 4, 5, 6, 9, 10 and 15 and of paragraph 3 as specified therein, and of this sentence and the preceding sentence, shall survive any termination of this Agreement.

9.	Assignment. This Agreement is not assignable by a Party, whether by operation of law or otherwise, without the prior written consent of the other Party, except to an Affiliate of such Party. Any attempt to assign in violation of this Section 9 shall be void and without effect.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of Basel-Stadt, Switzerland.

11.	Independent Parties. GenSight and FMI shall, at all times, act as independent Parties and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or other joint enterprise between the Parties.

12.	Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.	Notices. Any notice or communication provided for in this Agreement to be made by either of the Parties to the other shall be in writing, in English, and shall be made by prepaid registered or certified mail with return receipt or by express overnight courier addressed to the other at its address set forth below. Notices shall be sent:

If to FMI, to:	Dr. Nicolas Favre

Head Patents & Licensing

Friedrich Miescher Institute for Biomedical Research Maulbeerstrasse 66

CH-4058 Basel Switzerland

Fax: +41 61 697 53 23

If to GenSight, to:	GenSight Biologics

89 Rue du Fbg Saint Antoine 75011 Paris, France

Attention: Didier Pruneau

14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.	Entire Agreement. This Agreement between the Parties sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the Research Project, and supersedes all previous written and oral communications. No amendment, alteration or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

GenSight Biologics	Friedrich Miescher Institute for Research
/s/ Bernard Gilly	/s/ Prof. Dr. Susan Grasser
Title: CEO	Title: Director

/s/ Dr. Nicolas Favre
Title: Head Patents & Licensing

Read and Acknowledges:
/s/ Dr. Botond Roska
Title: Group Leader

Summary of Research Project:

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[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.